Exhibit 2.02
Execution Copy
AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT, made this 12th day of April, 2018 (this “Amendment”), is by and between Synchrony Bank, a federal savings association (“Purchaser”), and PayPal (Europe) S.À R.L. et CIE, S.C.A., a Luxembourg registered credit institution registered with the Luxembourg trade and companies’ register under number R.C.S. Luxembourg B118 349 (“LuxCo” or “Seller”).

WITNESSETH:

WHEREAS, the parties hereto have entered into that certain Purchase and Sale Agreement, dated as of November 10, 2017 (the “PSA”);

WHEREAS, in accordance with Section 11.3 of the PSA, the parties desire to enter into this Amendment to amend the PSA as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Amendment to Section 1.1.

a.    The definition following definition of “2018 Pool” is hereby added immediately before the definition of “Account Agreement” therein:
“2018 Pool” means the pool of Gross Receivables owing from Borrowers with respect to Borrower Accounts that were originated after April 17, 2018.
b.    The definition “Comenity Non-Legacy Pool Participation” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Comenity Non-Legacy Pool Participation” means the undivided participation interest held by Purchaser (as successor to Comenity) in the Non-Legacy Pool pursuant to the Sale and Participation Agreement.
c.    The definition “Comenity Non-Legacy Pool Percentage” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Comenity Non-Legacy Pool Percentage” means approximately 5.0% as of the date hereof, and such actual percentage as of the Cut-off Time equal to the percentage of the Non-Legacy Pool that has been participated to Purchaser (as successor to Comenity) pursuant to the Sale and Participation Agreement.
d.    The definition “Non-Legacy Pool” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Non-Legacy Pool” means the pool of Gross Receivables owing from Borrowers with respect to Borrower Accounts that were originated on or after September 1, 2010, excluding Gross Receivables (i) in the 2018 Pool or (ii) otherwise allocated to the Legacy Pool in accordance with the Sale and Participation Agreement (it being acknowledged and agreed that the definition of “Non-Legacy Pool” herein is different than the definition of “Non-Legacy Pool” in the BMLI Purchase Agreement).
e.    The definition “Reserve Adjustment Amount” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Reserve Adjustment Amount” means an amount calculated by applying (A) the loan loss reserve methodology used by BMLI and LuxCo with respect to Net Receivables in the Non-Legacy Pool held by Seller during the last full calendar quarter ending prior to the transition to the application of gain on sale accounting by Seller to (B) the aggregate Net Receivables in the Non-Legacy Pool owned by Seller as of the end of the calendar quarter immediately prior to the Cut-off Time.
2.No Other Amendments. Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the PSA shall continue in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each similar reference contained in the PSA shall refer to the PSA as amended hereby.

3.Entire Agreement. This Amendment and the PSA, together, supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties hereto relating to the subject matter hereof. Exhibits and attachments to this Amendment are incorporated into this Amendment by reference and made a part hereof.

4.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the provisions thereof regarding conflicts of law that would result in the application of the laws of other jurisdictions.

5.Incorporation of Miscellaneous Provisions. This Amendment shall be subject to Section 1.2 of the PSA and the miscellaneous provisions contained in Article XI of the PSA, which are hereby incorporated by reference herein, mutatis mutandis.

6.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties as of the day and year first above written.

SYNCHRONY BANK

By:     /s/ Thomas Quindlen
Name: Thomas Quindlen
Title: EVP Retail Card
PAYPAL (EUROPE) S.À R.L. ET CIE, S.C.A.

By:    /s/ Sean Byrne
Name: Sean Byrne
Title: Chief Operating Officer, Authorised Manager

SIGNATURE PAGE TO AMENDMENT NO. 1 TO PSA